Exhibit 99.1

Karat Packaging Appoints Jian Guo as New Chief Financial Officer

CHINO, Calif., February 1, 2022 – Karat Packaging Inc. (NASDAQ: KRT), a specialty distributor and manufacturer of environmentally friendly, disposable foodservice products and related items, today announced the appointment of Jian Guo as chief financial officer, effective immediately. Ms. Guo succeeds Peter Lee, who has served as interim CFO since October 2021, and will stay on through March 31, 2022, as an advisor to the company to ensure an orderly transition.

Prior to joining Karat Packaging, Ms. Guo was senior vice president and corporate controller at Resources Connection, Inc., a Nasdaq-listed global consulting firm, and was senior director, financial reporting at Newegg Inc., an international tech-focused e-retailer. She previously held a nine-year career with Ernst & Young, LLP, assisting with client IPOs and SEC filings and managing multiple audit teams.

Ms. Guo earned an MS degree in Business Administration with a concentration in Accounting from the Pennsylvania State University, and a BA degree in English from Anhui University, China.

“Jian’s deep experience in the public company marketplace will serve Karat Packaging well, as we enter new business areas and expand our quality environmentally-friendly product offerings,” Alan Yu, chairman and chief executive officer, said. “We are excited to have Jian aboard, and we welcome her to the Karat family.”

About Karat Packaging Inc.

Karat Packaging Inc. is a specialty distributor and manufacturer of a wide range of environmentally friendly, disposable foodservice products and related items, primarily used by national and regional restaurants and in foodservice settings throughout the United States. Its products include food and take-out containers, bags, tableware, cups, lids, cutlery, straws, specialty beverage ingredients, equipment, gloves and other products. The company’s eco-friendly Karat Earth® line offers quality, sustainably focused products that are made from renewable resources. Karat Packaging also offers customized solutions, including new product development and design, printing, and logistics services. To learn more about Karat Packaging, please visit the company’s website at www.karatpackaging.com.

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310-279-5980     Email: karat@pondel.com